April 13, 1998





TO:  All Stockholders

   You are cordially invited to attend the 1998 Annual Meeting of the Stockholders of The Liposome Company, Inc., which will be held at The Holiday Inn, 1053 Route #1, Princeton, New Jersey 08540, on May 14, 1998, at 10:15 a.m. Information about the Annual Meeting, including a listing and discussion of the various matters on which the stockholders will act, may be found in the enclosed formal Notice of Annual Meeting of Stockholders and Proxy Statement. The Company's Annual Report for the fiscal year ended December 28, 1997 is also included.

   At  the  Annual  Meeting you will be asked to  (1)  elect  the members of the Board of Directors, and (2) ratify the appointment
of   Coopers  &  Lybrand  L.L.P.  as  the  Company's  independent accountants for the 1998 fiscal year.

   We plan to give a slide presentation at the Annual Meeting highlighting the Company's recent progress and our future plans. Upon adjournment of the meeting, the directors and officers of the Company will be available to confer informally with stockholders.

   We hope that you will be able to attend the meeting. Whether or not you plan to attend, please sign, date and return your proxy promptly in the postage prepaid envelope provided.

                              Sincerely,



                              Charles A. Baker
                              Chairman,  President  and   Chief
                              Executive Officer

                   THE LIPOSOME COMPANY, INC.

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD MAY 14, 1998


   The  Annual  Meeting of Stockholders of The Liposome  Company,
Inc.  (the "Company") will be held at The Holiday Inn, 1053 Route
#1,  Princeton, New Jersey 08540, on May 14, 1998, at 10:15  a.m.
for the following purposes:

      1. To elect nine directors to serve during the ensuing year;

      2. To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as the
          Company's independent accountants for the fiscal year 1998; and

      3.  To   transact  such  other  business  as  may
          properly come before the meeting and any adjournment or postponement of the meeting.

  The Board of Directors has fixed the close of business on March
27, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at the Annual Meeting and any adjournment or postponement of the meeting.

   All stockholders are cordially invited to attend the meeting. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. If you attend the meeting, you can vote in person even if you have already returned a proxy card. Stockholders can help the Company avoid unnecessary expense and delay by promptly returning the enclosed proxy card. The business of the meeting cannot be transacted unless at least a majority of the outstanding shares are represented at the meeting.

                              By Order of the Board of Directors



                              CAROL J. GILLESPIE
                              Secretary
Princeton, New Jersey
April 13, 1998
                   THE LIPOSOME COMPANY, INC.

                         PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS
                          MAY 14, 1998
 --------------------------------------------------------------
                       GENERAL INFORMATION


  This Proxy Statement is being sent by the Board of Directors of
The Liposome Company, Inc. (the "Company") to solicit proxies for the  Annual  Meeting of Stockholders to be held on May  14,  1998
(the "Annual Meeting").

   Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying the contrary will be voted FOR
(i) the nine directors nominated for election at the Annual Meeting, and (ii) the ratification of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year 1998. A stockholder giving a proxy may revoke it by written notice to the Secretary of the Company that is received at any time before it is voted. The address of the Company's principal executive offices is One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540.

  At the close of business on March 27, 1998, the record date for the Annual Meeting, there were outstanding and entitled to vote 37,964,331 shares of Common Stock. A quorum for purposes of the Annual Meeting is fifty percent (50%) of the shares outstanding on the record date, or 18,982,165 shares. Each share of Common Stock entitles the holder to one vote, which the holder may cast either in person or by proxy. Pursuant to Delaware General Corporation Law, only votes cast "FOR" a matter constitute affirmative votes. Votes "WITHHELD" or abstaining from voting on one or more proposals are counted for purposes of determining whether enough shares are present to make up a quorum. Because votes "WITHHELD" from voting on a particular proposal are counted in determining the number of shares voted on the proposal, a vote "WITHHELD" will have the same effect as a vote cast "AGAINST" the proposal. On ordinary proposals, brokers have the right to vote shares that are held in their name or the name of a depository on behalf of their clients if they do not receive voting instructions from the client within a certain number of days before the meeting. However, if the proposals to be voted on include some that are considered "special," the brokers cannot vote shares held for their clients on the special proposals. The shares not voted, which are called "broker non-votes," are counted for purposes of making up a quorum but are not counted in determining the total number of votes cast on the proposal and therefore do not have the effect of negative votes. Management believes that both of the proposals to be voted on at the Annual Meeting would be considered ordinary.

  In the election of directors, the nine candidates receiving the most votes will be elected. Approval of Proposal 2 will require the affirmative vote of a majority of the shares voted on the proposal. Votes will be tabulated preliminarily by the Company's transfer agent, American Stock Transfer & Trust Co. Inspectors of Election, appointed by the Board of Directors, will finally count and tabulate the votes and determine and announce the results.

  A copy of the Annual Report of the Company, including financial statements and a description of its operations for the fiscal year 1997, accompanies this Proxy Statement. Such report is not incorporated herein by reference.

Mailed to Stockholders on or about April 13, 1998

PROPOSAL 1.  ELECTION OF DIRECTORS

  Nine directors are to be elected at the Annual Meeting and will serve until their successors are elected. All are currently serving as directors.

   It is intended that proxies received will be voted FOR the election of the nominees named below unless marked to the contrary. Each of the persons named has indicated that he is willing and able to be nominated and, if elected, to serve as a director. However, in the event that any of these persons is unwilling or unable to serve at the time of the Annual Meeting, the proxies may be voted either for the balance of the nominees named, or for those persons and for substitute nominees designated by the proxy holders or by the present Board of Directors. Proxies cannot be voted for more than nine nominees.

  Name                             Age  Position with the Company
Charles A. Baker                   65   Chairman of the Board,
                                        President,
                                        Chief Executive Officer and
                                        Director
James G. Andress (2)               59   Director
Morton Collins, PhD (1)            62   Director
Stuart F. Feiner (1)               49   Director
Robert F. Hendrickson (2)          65   Director
Professor Bengt Samuelsson,MD(1)   64   Director
Joseph T. Stewart, Jr. (2)         68   Director
Gerald Weissmann, MD (1)           67   Director
Horst Witzel, Dr.-Ing (2)          70   Director

(1)  Audit and Finance Committee member
(2)  Nominating and Compensation Committee member


Nominees for Election as Directors


  Charles A. Baker was named Chairman of the Board, President and Chief Executive Officer of the Company in December 1989. Just prior to joining the Company he was a business development and licensing advisor to several small biotechnology companies. Mr. Baker has served in several capacities in senior management at Squibb Corporation (now Bristol-Myers Squibb Company), including the positions of Group Vice President, Squibb Corporation and President, Squibb International. He has also held various executive positions at Abbott Laboratories and Pfizer Inc. Mr. Baker received an undergraduate degree from Swarthmore College and a J.D. degree from Columbia University. Mr. Baker also serves as a director of Regeneron Pharmaceuticals, Inc. and Progenics Pharmaceuticals, Inc., both biotechnology companies.
He is a member of the Council of Visitors of the Marine Biological Laboratory, Woods Hole, Massachusetts, a not-for-profit research organization.


   James G. Andress has been a director since his appointment in September 1990. Mr. Andress became the President and Chief
Executive Officer of Warner Chilcott, plc, a pharmaceutical company, in November 1996, and Chairman in February 1998. From 1989 until 1995, he served as President, Co-Chief Executive Officer and a director of Information Resources, Inc., a decision support software and consumer packaged goods research company. Mr. Andress is the former Chairman of the Pharmaceuticals Group, Beecham Group, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. Mr. Andress is a director of XOMA Corp. and NeoRx, Inc., which are biotechnology companies. He also serves as a director of Sepracor, Inc., a separations technology company; of O.P.T.I.O.N. Care, Inc., a home health care company; of Favorite Brands, a consumer packaged goods company; of Allstate Insurance Company; and of Information Resources, Inc.


   Morton Collins, Ph.D. has been a director since November 1982. Dr. Collins has been a General Partner of DSV Partners III, a venture capital limited partnership, since 1981 and a General
Partner of DSV Management, Ltd., since 1982. Since 1985, DSV Management, Ltd. has been a General Partner of DSV Partners IV, a venture capital limited partnership. Dr. Collins served as interim Chairman of the Board and Chief Executive Officer of the Company from June to December, 1989. He is also a director of ThermoTrex Corporation, a laser and electro-optics company, and of Kopin Corporation, a manufacturing company.


   Stuart F. Feiner has been a director since February 1984. Mr. Feiner has been Executive Vice President, General Counsel and Secretary of Inco Limited, an international mining and metals company, since August 1993 and served as Vice President, General Counsel and Secretary of that company from April 1992 to August 1993. Mr. Feiner was President of Inco Venture Capital Management, the venture capital unit of Inco Limited, from January 1984 to April 1992. Mr. Feiner is also a director of ImmunoGen, Inc., a biotechnology company.


   Robert F. Hendrickson has been a director of the Company since 1992. Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc., a pharmaceutical company, from 1985 to 1990. Since 1990, Mr. Hendrickson has been a manufacturing consultant with a number of biotechnology and pharmaceutical companies among his clients. He is currently a director of Envirogen Inc., an environmental biotechnology company, and of Cytogen Corporation and Unigene Laboratories, Inc., both of which are biotechnology companies, and a trustee of the Carrier Foundation.


   Professor Bengt Samuelsson, M.D. has been a director of the Company since January 1994. Dr. Samuelsson is Professor of
Physiological Chemistry of the Karolinska Institutet in Stockholm, Sweden, a position that he has held since 1972. He was one of three recipients who shared the 1982 Nobel Prize in medicine for their work on prostaglandins, specifically the discovery of prostanoids and leukotrienes. In addition to the Nobel Prize, he has received a number of other prestigious awards. He has been a member of the Company's Cell Adhesion Scientific Advisory Board since May, 1991. Dr. Samuelsson is
Chairman of the Nobel Foundation, a member of the Board of Directors of Pharmacia & Upjohn, a pharmaceutical company, and a member of the Board of Directors of Handelsbanken, Stockholm, Sweden, a Swedish bank.


  Joseph T. Stewart, Jr. has been a director of the Company since January 1995. Until 1989, he was associated for twenty-two years with Squibb Corporation, where he held several positions of increasing responsibility, including most recently Senior Vice President, Corporate Affairs and previously Vice President, Finance and Planning. He also served as a member of the Board of Directors of Squibb Corporation. He is currently an executive consultant to Johnson & Johnson, a director of General American Investors Company, Inc., and a trustee of the Foundation of the University of Medicine and Dentistry of New Jersey. He is also a trustee of the New School University and is a member of the Council of Visitors of the Marine Biological Laboratory, Woods Hole, Massachusetts, a not-for-profit research organization.


  Gerald Weissmann, M.D. has been a director of the Company since 1981. Dr. Weissmann has been a Professor of Medicine at the
Division of Rheumatology of the Department of Medicine at New York University Medical Center since 1973. Dr. Weissmann is Chairman of the Company's Cell Adhesion Scientific Advisory Board and the Company's Cancer Scientific Advisory Board. He is also on the Board of Trustees of the Marine Biological Laboratory, Woods Hole, Massachusetts, a not-for-profit research organization.


   Dr. Horst Witzel has been a director of the Company since July 1990. Dr. Witzel is the former Chairman of the Board of Executive Directors of Schering AG, Berlin, Germany. After his retirement in 1989 he served as a member of the Supervisory Board of Schering AG until May 1994. Dr. Witzel is a member of the Supervisory Board of Brau und Brunnen AG, Berlin and Dortmund, Germany. He is a director of Cephalon, Inc., a neuroscience company, and Aastrom Biosciences, Inc., a cellular therapy medical products company.



Committees of the Board of Directors



  The Board of Directors has two standing committees: the Audit and Finance Committee and the Nominating and Compensation Committee. Stockholders desiring to submit recommendations for nominees to the Board of Directors should address their recommendations in writing to the Chairman of the Nominating and Compensation Committee.


  The Audit and Finance Committee consists of Dr. Morton Collins, Mr. Stuart F. Feiner, Prof. Bengt Samuelsson, M.D., and Dr. Gerald Weissmann. This committee provides advice and assistance to the Company regarding accounting, auditing and financial reporting. The Audit and Finance Committee also recommends a firm of certified public accountants, whose duty it is to audit the books and accounts of the Company for the fiscal year for which they were appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting. The Audit and Finance Committee held 3 meetings during the fiscal year ended December 28, 1997. No member of the Audit and Finance Committee is an officer or employee of the Company.


  The Nominating and Compensation Committee consists of Mr. James
G. Andress, Mr. Robert F. Hendrickson, Mr. Joseph T. Stewart and Dr. Horst Witzel. Its functions are to propose and evaluate nominees for the Board of Directors, to propose candidates to serve as successor to the Chief Executive Officer, to review and approve salaries and other matters relating to compensation of all officers and employees of the Company above a specified salary level, to review and make recommendations to the Board of Directors for compensation and benefit plans and practices, and to administer certain benefit plans of the Company. The Nominating and Compensation Committee also reviews and approves grants of options to employees and consultants who are not also directors of the Company. Option grants to persons who are directors of the Company are reviewed and approved by the Board of Directors. The nominating function was added to the committee's responsibilities and the composition of the committee was changed in November 1997. The Compensation Committee held 6 meetings during the fiscal year ended December 28, 1997, and one meeting was held by the Nominating and Compensation Committee. No member of the Nominating and Compensation Committee is an officer or employee of the Company.


  The Company's Board of Directors held 9 meetings during the fiscal year ended December 28, 1997. No director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors or of Committees on which he served.


Stock Ownership



   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 25, 1998, by (i) each director and Named Executive Officer of the Company (as defined under the section entitled "Executive Compensation"), (ii) each stockholder known by the Company to own more than five percent of the outstanding Common Stock, and (iii) all directors and executive officers, including the Named Executive Officers, as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below, based on information furnished by such owners, have sole investment and voting power with respect to the shares of Common Stock shown as being beneficially owned by them.

Beneficial Owner                Number of Shares      Percent of Total
Ross Financial Corporation(1)
POB 31363-SMB
Cayman Islands, BWI               9,353,346                   24.83

Charles A. Baker (2)(3)(4)(6)       572,054                    1.52
James G. Andress (2)                 60,000                     *
Morton Collins, PhD (2)              60,000                     *
Stuart F. Feiner (2)                 31,000                     *
Robert F. Hendrickson (2)            50,000                     *
Professor Bengt Samuelsson, MD (2)   48,000                     *
Joseph T. Stewart, Jr. (2)           21,000                     *
Gerald Weissmann, MD (2)(5)          58,334                     *
Horst Witzel, Dr-Ing (2)             85,000                     *
James A. Boyle, MD, PhD (2)(4)(6)   146,485                     *
Ralph del Campo (2)(4)(6)           111,793                     *
Andrew S. Janoff, PhD (2)(4)(6)      57,386                     *
Donald D. Yarson (4)(6)              41,844                     *
All Directors and Executive       1,548,384                  4.11
Officers as a group (17 persons)
(2)(4)(6)

*Less than 1.0 percent
______________________________
(1) Based on information filed with the SEC on Schedule 13D by Ross Financial Corporation for the year ended December 31, 1997. Mr. Kenneth B. Dart is the sole shareholder of STS Inc., which is the sole shareholder of Ross Financial Corporation. Mr. Dart may, therefore, be deemed to be the beneficial owner of the shares held by Ross Financial Corporation.

(2) Includes shares of Common Stock issuable upon the exercise of outstanding options granted under the Company's stock option plans which are exercisable within 60 days after February 25, 1998, as follows: Mr. Baker, 234,836; Mr. Andress, 60,000; Dr. Collins, 35,000; Mr. Feiner, 30,000; Mr.
  Hendrickson, 30,000; Dr. Samuelsson, 48,000; Mr. Stewart, 17,000; Dr. Weissmann, 28,334; Dr. Witzel, 85,000; Dr. Boyle,
  108,600;  Mr. del Campo, 81,000; Dr. Janoff, 29,836;  and  all
  executive officers and directors as a group (17 persons), 935,220.

(3)    Includes 202,093 shares owned by the Baker Family Limited
  Partnership, of which Mr. Baker is the General Partner.

(4) Includes shares held by Chemical Bank as trustee of the Company's 401(k) plan as of December 31, 1997, in the following amounts: Mr. Baker, 3,776; Dr. Boyle, 1,174; Mr. del Campo, 2,575; Dr. Janoff, 3,534; Mr. Yarson, 1,870;
  and  all  executive  officers and directors  as  a  group  (17 persons), 21,461.

(5)     Does  not  include 5,790 shares held in  trust  for  the
  estate   of   Dr.   Weissmann's   father-in-law,   for   which
  Dr.   Weissmann's  wife  serves  as  trustee.   Dr.  Weissmann
  disclaims beneficial ownership of these shares.

(6) Includes shares of restricted stock granted on January 25, 1996, January 23, 1997, and January 22, 1998, under The Liposome Company 1996 Equity Incentive Plan, in the following aggregate amounts: Mr. Baker, 53,278; Dr. Boyle, 29,661; Mr. del Campo, 28,518; Dr. Janoff, 24,125; Mr. Yarson, 40,199; all executive officers and directors as a group (17 persons), 225,242.

Executive Compensation


The following table shows, for the fiscal years ended December 28, 1997, December 29, 1996, and December 31, 1995, the annual and long-term compensation awarded to, earned by or paid to the Chief Executive Officer, and the four other most highly compensated individuals who served as the Company's "executive officers," as that term is defined in Rule 3b-7 adopted by the United States Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as of December 28, 1997 (these individuals, together with the Chief Executive Officer, are sometimes referred to as the "Named Executive Officers").

                   SUMMARY COMPENSATION TABLE

                           ANNUAL          LONG-TERM
                        COMPENSATION     COMPENSATION
                                            AWARDS

                                         RESTRICTED  SECURITIES
                                         STOCK       UNDERLYING  ALL OTHER
                         SALARY   BONUS  AWARD(S)    STOCK       COMPENSATION
NAME AND PRINCIPAL  YEAR   $      (1)     (2)        OPTIONS     (4)
     POSITION                      $       $         (NO. OF      $
                                                     SHARES)

Charles A. Baker    1997 $375,000 $40,000  ---      281,000(3)   $9,500
Chairman of the     1996  351,923  75,000  75,000    60,000       9,490
Board, President,   1995  321,847  90,000  ---       70,000       4,500
and Chief Executive
Officer

James A. Boyle, MD, 1997  252,253  12,500  12,500    48,800(3)    9,500
PhD, Senior Vice    1996  241,714  50,000  50,000    13,500       9,490
President, Medical  1995  225,394  30,000  29,993    22,500      35,000
and Regulatory
Affairs

Ralph del Campo     1997  193,889  11,000  11,000    44,800(3)    9,500
Vice President,     1996  183,796  40,000  40,000    13,500       9,490
Manufacturing       1995  172,745  20,000  19,869    17,500       4,500
Operations

Andrew S. Janoff,   1997  186,923  11,000  11,000    43,600(3)    9,500
PhD, Vice           1996  172,300  40,000  40,000    11,500       9,490
Research and        1995  147,416  11,250  11,250    13,000       4,422
Development

Donald D. Yarson(5) 1997  181,873  13,750  13,750   120,000 (3)   9,500
Vice President,     1996  139,330  65,000  50,000    19,000       8,634
Marketing, Sales    1995  121,829  15,000  15,000    57,500       3,655
and Business
Development

(1)Bonuses, all of which have been paid, are shown in the year earned.

(2)All restricted stock grants were made on January 25, 1996, January 23, 1997, and January 22, 1998, under The Liposome Company 1996 Equity Incentive Plan. The aggregate number of shares held by the Named Executive Officers at the end of 1997 (and their market value as of December 28, 1997) were: Mr. Baker, 3,278 ($14,652); Dr. Boyle, 3,533
   ($15,792);  Mr.  del  Campo, 2,646 ($11,827);  Dr.  Janoff,
   2,253  ($10,070); and Mr. Yarson, 2,859 ($12,779).  All  of
   these grants vest in equal increments over a three-year period. The number of shares awarded in 1998 as part of the bonus for 1997 were: Dr. Boyle, 2,128; Mr. del Campo, 1,872; Dr. Janoff, 1,872; and Mr. Yarson, 2,340. These grants vest in two equal annual installments. For further information regarding restricted stock awards, see the "Report of the Nominating and Compensation Committee on Executive Compensation."

(3)The numbers shown for securities underlying options awarded in 1997 include the number of shares underlying options that were repriced in 1997, as well as shares subject to new options awarded in 1997, in accordance with the requirements of the SEC. In order to qualify for the repricing, each optionee, including each Named Executive Officer, was required to surrender 20% of the shares covered by the options to be repriced. Since this surrender reduced the total number of shares covered by options held by the Named Executive Officers, the net increase in the total number of shares covered by options held by these individuals was actually less than the number of shares underlying new options awarded in 1997. See note 1 to the table entitled "Option Grants in 1997 Fiscal Year" and the table entitled "Ten-Year Option/SAR Repricings."

(4)All other compensation represents amounts credited as Company matching contributions under the Company's 401(k) stock match (which began in the third quarter of 1991). In the case of Dr. Boyle, the amount reported as "all other compensation" for 1995 consists entirely of a payment made at the end of his first year of employment pursuant to an agreement entered into when he was hired.

(5)Mr. Yarson commenced employment with the Company on February
   1, 1995.

Employment Agreements and Change of Control Arrangements


 The Company entered into an employment agreement with Mr. Baker which began in December 1989 and was renewed in 1995. The renewed agreement terminates on May 31, 1998, and may be renewed thereafter for one or more additional terms of one year. The terms of the agreement relating to compensation are discussed in the "Report of the Nominating and Compensation Committee on Executive Compensation." Under the agreement, Mr. Baker has agreed that he will not during his employment period and for a period of two years after the termination of his employment, without the prior approval of the Company's Board of Directors, engage in any business involved in the research, development, manufacture or sale of lipids or liposomes or products or services which use natural or artificial lipids or liposomes to encapsulate, enhance or deliver any product. If Mr. Baker should be dismissed except for cause or should choose to resign from his position with the Company during the first six months following the effective date of a change of control, Mr. Baker would be entitled to receive his then current monthly base salary for a 12-month period from such effective date and for up to an additional 12-month period if he does not obtain another full-time position. In addition, all stock options granted to Mr. Baker which would have vested during the remainder of his employment term would automatically vest and would remain exercisable for a period of 24 months following the termination of his employment. A change of control is deemed to occur if
(i) the Company is not the surviving entity following a merger or consolidation; (ii) a person acquires, directly or indirectly, securities of the Company representing 35% or more of the voting power of all then outstanding securities of the Company having the right to elect the Board of Directors; or
(iii) the individuals who constitute the Board of Directors of the Company at the time of the agreement or individuals who are subsequently elected to the Board of Directors with the approval of the incumbent Board cease to constitute a majority of the members of such Board.

  In January 1998, upon the recommendation of the Nominating and Compensation Committee, the Board authorized the Company to enter into agreements with certain officers and other key employees, including the Named Executive Officers, that would provide for a continuation of the officer's salary and benefits if he or she were terminated following a change of control of the Company. The agreements give an officer whose employment is terminated involuntarily (except for cause), or who resigns with good reason, within 18 months after a change of control the right to receive his or her base salary, bonus, and benefits for a period of 12 months following the termination of employment. A "change of control" for purposes of these agreements is substantially the same as described above with respect to the Chief Executive Officer's employment agreement. The agreements also provide outplacement assistance and reimbursement of any federal excess parachute tax that might be imposed on the officer.


Option Grants



   The  following  table presents stock options granted  for  the period from December 30, 1996, through December 28, 1997, to  the
Named  Executive  Officers.   All  grants  were  made  under  The
Liposome Company 1996 Equity Compensation Plan.

                OPTION GRANTS IN 1997 FISCAL YEAR


                                                             POTENTIAL
                                                            REALIZABLE
                                                             VALUE AT
                                                          ASSUMED ANNUAL
                    INDIVIDUAL GRANTS                     RATES OF STOCK
                                                               PRICE
                                                           APPRECIATION
                                                            FOR OPTION
                                                             TERM (2)
                              PERCENT OF
                 NUMBER OF   TOTAL
                 SECURITIES  OPTIONS
                 UNDERLYING  GRANTED TO  EXERCISE
                 OPTIONS     EMPLOYEES   PRICE    EXPIRA-
      NAME       GRANTED     IN FISCAL   ($ PER   TION        5%     10%
                  (1)        YEAR        SHARE)   DATE        ($)     ($)
                  (#)         (%)

Charles A. Baker  24,000      .68       $8.0000   11/8/01  $120,576 $305,472
                  28,000      .80        8.0000  12/22/02   140,672  356,384
                  56,000     1.60        8.0000   11/8/05   281,344  712,768
                  48,000     1.37        8.0000   12/5/06   241,152  610,944
                  50,000     1.43        8.0000   7/10/07   251,200  636,400
                  75,000     2.15        4.9375  12/19/07   232,556  589,167

James A. Boyle,   18,000      .51        8.0000   11/8/05    90,432  229,104
MD, PhD           10,800      .30        8.0000  11/21/06    54,259  137,462
                  20,000      .57        8.0000   7/10/07   100,480  254,560

Ralph del Campo   14,000      .40        8.0000   11/8/05    70,336  178,192
                  10,800      .30        8.0000  11/21/06    54,259  137,462
                  20,000      .57        8.0000   7/10/07   100,480  254,560

Andrew S. Janoff,  4,000      .11        8.0000  11/19/02    20,096   50,912
PhD               10,400      .29        8.0000   11/8/05    52,249  132,371
                   9,200      .26        8.0000  11/21/06    46,220  117,097
                  20,000      .57        8.0000   7/10/07   100,480  254,560

Donald D. Yarson  28,800      .82        8.0000    2/1/05   144,691  366,566
                   6,000      .17        8.0000   11/8/05    30,144   76,368
                  15,200      .43        8.0000  11/21/06    76,364  193,465
                  20,000      .57        8.0000   7/10/07   100,480  254,560
                  50,000     1.43        8.0000   7/24/07   251,200  636,400

(1)The numbers shown for securities underlying options awarded in 1997 include the number of shares underlying options that were repriced in 1997, as well as shares subject to new options awarded in 1997, in accordance with the requirements of the SEC. In order to qualify for the repricing, each optionee, including each Named Executive Officer, was required to surrender 20% of the shares covered by the options to be repriced. Since this surrender reduced the total number of shares covered by options held by the Named Executive Officers, the net increase in the total number of shares covered by options held by these individuals was actually less than the number of shares underlying new options awarded in 1997. The following table sets forth (a) the number of shares surrendered by each Named Executive Officer in the repricing, (b) the number of shares subject to new options granted in 1997, and (c) the resulting net increase in the number of shares subject to options held by each Named Executive Officer (exclusive of other changes in holdings due to option expirations and exercises, if any):

               NET 1997 INCREASE IN OPTION SHARES

                        REPRICED OPTIONS
                                                     NUMBER OF
                  NUMBER    NUMBER     DECREASE      SECURITIES  NET
                    OF      OF         IN NUMBER     UNDERLYING  INCREASE IN
                 SECURITIES SECURITIES OF            OTHER       NUMBER
                 UNDERLYING UNDERLYING SECURITIES    OPTIONS     OF
                 OPTIONS    OPTIONS    UNDERLYING    GRANTED     SECURITIES
                 BEFORE     AFTER      OPTIONS DUE   IN          UNDERLYING
                 REPRICING  REPRICING  TO REPRICING  1997        OPTIONS

Charles A. Baker 195,000    156,000     39,000       125,000     86,000

James A. Boyle,   36,000     28,800      7,200        20,000     12,800
MD, PhD

Ralph del Campo   31,000     24,800      6,200        20,000     13,800

Andrew S. Janoff, 29,500     23,600      5,900        20,000     14,100
PhD

Donald D. Yarson  62,500     50,000     12,500        70,000     57,500


    Additional   information  regarding   the   repricing   is
    contained  in  the  table  entitled  "Ten-Year  Option/SAR
    Repricings."

(2) The percentage rates of increase shown are assumed rates established by the SEC for purposes of uniform compensation reporting. Accordingly, they do not constitute predictions or estimates by the Company of the future price appreciation of its Common Stock or of the potential realizable value of the options referred to in the table. These "potential realizable values" are not discounted to present value, and the present value of these assumed potential realizable values would be less than the amounts indicated.

Option Exercises and Fiscal Year-End Values


 The following table summarizes stock options exercised by the Named Executive Officers in 1997, and the unexercised stock options and the fiscal year-end values of all outstanding options held by the Named Executive Officers as of December 28, 1997.

   OPTION EXERCISES IN 1997 AND DECEMBER 28, 1997 OPTION VALUES


                                        NUMBER OF            VALUE OF
                                        UNEXERCISED          UNEXERCISED
                    1997 OPTION         OPTIONS              IN-THE-MONEY
                     EXERCISES          AT                   OPTIONS AT
                                        DECEMBER 28,         DECEMBER 28,
                                        1997                 1997 (1)
                 SHARES
                 ACQUIRED  VALUE
NAME             ON        REALIZED   EXERCIS- UNEXERCIS-  EXERCIS- UNEXERCIS-
                 EXERCISE  ($)        ABLE     ABLE        ABLE     ABLE
                 (#)       (2)         (#)      (#)         ($)      ($)


Charles A. Baker 79,164  $254,938(3)  234,836  302,000    $514,991   ---

James A. Boyle,   ---      ---        108,600  121,200      ---      ---
MD, PhD

Ralph del Campo   ---      ---         63,000   86,800      ---      ---

Andrew S.         ---      ---         24,836   54,518      ---      ---
Janoff, PhD

Donald D.        10,000     95,000        0    120,000      ---      ---
Yarson

(1)Value of unexercised in-the-money options is equal to the fair market value of $4.47 per share of Common Stock, the closing price on the last trading day prior to December 28, 1997, as quoted by the Nasdaq National Market, less the exercise price.

(2)"Value realized" represents the difference between the exercise price and the closing price on the date of exercise, and does not necessarily represent actual appreciation realized on sale of the shares underlying the options, or even that the shares were sold.

(3)Mr. Baker still holds the 79,164 shares that he purchased on the exercise of his options and has therefore not actually realized any gain from his option exercise.

Option/SAR Repricings


  As discussed below in the "Report of the Nominating and Compensation Committee on Stock Option Repricing," a number of employee stock options were repriced in July 1997. In order to obtain the lower exercise price, optionees were required to surrender 20% of the shares covered by each option. The following table shows the number of optioned shares that were repriced for the Named Executive Officers, which represents 80% of the number of shares that were covered by each option before the repricing. This table is called a "Ten-Year Option/SAR Repricings" table because SEC rules require the Company to report all repricings of options held by the Named Executive Officers during the past ten years, but in fact there were no other repricings during that period.

                 TEN-YEAR OPTION/SAR REPRICINGS

                                                                    LENGTH
                                                                    OF
                          NUMBER OF                                 ORIGINAL
                          SECURITIES  MARKET                        OPTION
                          UNDERLYING  PRICE OF   EXERCISE           TERM
                          OPTIONS/    STOCK AT   PRICE AT           REMAINING
                          SARS        TIME OF    TIME OF    NEW     AT DATE
                          REPRICED    REPRICING  REPRICING  EXER-   OF
                          OR          OR         OR         CISE    REPRICING
                          AMENDED     AMENDMENT  AMENDMENT  PRICE   OR
NAME             DATE     (#)(1)      ($)        ($)        ($)     AMENDMENT

Charles A. Baker 7/10/97  48,000     $8.00       $16.88      $8.00   9 years,
Chairman                                                             5 months
of the Board,    7/10/97  56,000      8.00        13.38       8.00   8 years,
President, and                                                       4 months
Chief            7/10/97  28,000      8.00        12.88       8.00   5 years,
Executive                                                            5 months
Officer          7/10/97  24,000      8.00        11.75       8.00   4 years,
                                                                     4 months

James A. Boyle   7/10/97  18,000      8.00        13.38       8.00   8 years,
MD, PhD                                                              4 months
Senior Vice      7/10/97  10,800      8.00        17.00       8.00   9 years,
President,                                                           4 months
Medical and
Regulatory
Affairs

Ralph del Campo  7/10/97  14,000      8.00        13.38       8.00   8 years,
Vice                                                                 4 months
President,       7/10/97  10,800      8.00        17.00       8.00   9 years,
Manufacturing                                                        4 months
Operations

Andrew S.Janoff, 7/10/97  10,400      8.00        13.38       8.00   8 years,
PhD                                                                  4 months
Vice             7/10/97   4,000      8.00        14.00       8.00   5 years,
President,                                                           4 months
Research and     7/10/97   9,200      8.00        17.00       8.00   9 years,
Development                                                          4 months

Donald D.Yarson  7/10/97  28,800      8.00        12.00       8.00   7 years,
Vice                                                                 7 months
President        7/10/97   6,000      8.00        13.38       8.00   8 years,
Sales,                                                               4 months
Marketing,       7/10/97  15,200      8.00        17.00       8.00   9 years,
and Business                                                         4 months
Development

(1) Represents 80% of the number of shares subject to the listed options before the repricing; the remaining shares were canceled. Since these same options are reflected in the tables entitled "Summary Compensation Table" and "Option Grants in 1997 Fiscal Year," this information is repetitive.

Report  of  the  Nominating and Compensation Committee  on  Stock
Option Repricing

  A stock option is the right to buy stock at a future time for a price fixed when the option is awarded. Having stock options gives an employee a personal financial motivation to contribute to the Company's success, and as the stock options become more valuable, the stockholders also experience an increase in the value of their investment so that the interests of the employees and the stockholders are closely aligned. Because the stock options awarded under the Company's plans become exercisable in increments over a period of time, they also serve as an inducement for the employee to stay with the Company until the options become fully exercisable.

  During 1997, the disappointing results of the VENTUS(TM) clinical trial caused a decline in the Company's stock price to a level that was significantly lower than the exercise price of a
majority  of  the  Company's  outstanding  stock  options.    The
Committee determined that, in this instance, the stock option plans could no longer serve the performance incentive and employee retention purposes for which they were designed.

  In order to assure employees that they would still be rewarded if their efforts to bring new products to market and advance the Company to profitability were successful, and to minimize anticipated attrition, on July 10, 1997, the Committee recommended, and the Board approved, the repricing of all outstanding employee stock options having an exercise price above $10.00 per share. This meant that the options would have an exercise price equal to the market price on the date of the repricing, which was $8.00 per share. In exchange for obtaining a lower price, the option holders were required to surrender 20% of the shares covered by their options and to wait a full year before they could exercise any of the repriced options. The repricing was effected either as an amendment of the existing option or as the surrender of the existing option and issuance of a new option, depending on the plan under which the option was issued. The repricing did not affect the term of the options; all repriced options expire ten years from their original date of grant, and the normal vesting schedule will resume after the one-year waiting period. Nearly all of the options eligible for repricing were surrendered and repriced. Options held by non-employee members of the Board of Directors were not eligible for repricing.

James Andress
Robert F. Hendrickson
Joseph T. Stewart, Jr.
Horst Witzel, Dr.-Ing

Members of the Nominating and Compensation Committee
March 12, 1998


Report  of the Nominating and Compensation Committee on Executive
Compensation



  The rules of the SEC require the Nominating and Compensation Committee of the Board of Directors (the "Committee") to report annually to the stockholders regarding the Company's compensation policies for the Chief Executive Officer and the other executive officers of the Company. The Committee's report regarding compensation paid for 1997 is as follows:

Compensation Policies and Components of Compensation

  The Company competes in the highly technical, research-driven biopharmaceutical industry, where having the most qualified
management,   technical  and  professional  personnel   is   very
important to success. Although the Company has one marketed product, ABELCET(R), which is the trademark for the Company's antifungal product, amphotericin B lipid complex injection, it continues to incur substantial expenses in developing other
products and has therefore not yet achieved profitability.   This
means that the usual financial measurements of performance, such as earnings per share and return on equity, are not easily applied to determine the performance of the management team. The lack of profit also means that the Company is less able to pay the high levels of cash compensation that are common in the pharmaceutical industry. Although we cannot offer the same job security or cash compensation as a larger established company, we are able to attract highly motivated, entrepreneurial executives by means of our stock options and restricted stock programs. The
Committee  tries  to  achieve  the  right  combination  of   cash
compensation and stock-based incentives to enable it to attract the caliber of highly educated, experienced personnel that it needs and to reward these personnel for achieving results that meet or exceed investors' expectations.

Stock Options

   As stated above in the "Report of the Nominating and Compensation Committee on Stock Option Repricing," the Committee approved the repricing of options issued to all employees having exercise prices above $10.00 per share on July 10, 1997. Also on that date, the Committee reviewed plans for a restructuring to be implemented effective August 1, 1997, in order align the Company's organization with its new objective of building an oncology franchise. The Committee agreed that an added incentive would be useful to insure that all employees were motivated to put forth the effort needed to bring the Company to profitability. The Committee therefore approved the grant of special "Performance Stock Options" to employees whose contributions were considered essential to achieving this success, which included the Chief Executive Officer and the other Named Executive Officers. The exercise price of these options was $8.00 per share, which was the market price on the date of grant. One third of the options will vest on July 10, 2000, and the remaining two-thirds will vest on July 10, 2001. However, if the Company achieves two or more successive quarters of profitability before the normal vesting dates, a portion of the options will vest early, as follows: 2 consecutive quarters of profitability - 25%; 3 consecutive quarters of profitability - 50%; 4 consecutive quarters of profitability - 100%. The options will expire if not exercised in ten years, and become fully vested upon a change of control of the Company.

  In connection with the restructuring, the Company laid off approximately 105 employees, and eliminated an additional 32 positions, in order to reduce costs. These measures, though necessary to the Company's recovery, had the effect of further demoralizing the remaining workforce, and turnover increased in all areas. At the executive level, four vice presidents left the Company in 1997, and no replacements were hired. By December, the price of the stock had declined to just over $4.00 per share, and it was clear that even the repriced options were of limited value. However, rather than doing another repricing, the Committee adopted an Employee Retention Program, which included the grant of new stock options to all employees except executive officers and the establishment of a pool of restricted stock to be awarded to the executive officers. In order to offer the opportunity for financial rewards over a shorter period than under prior stock options, all option awards under the Employee Retention Program were made to fully vest as of March 1, 1999. Since the restricted stock awards under the Employee Retention Program were made in January 1998, they are not reflected in the 1997 compensation reported for the Named Executive Officers in the table entitled "Summary Compensation Table."

  In prior years, the Committee granted options to the executive officers and other eligible employees toward the end of each year based on achievements made during the year and progress toward long-term goals. No such grant was made in 1997 except to Mr. Baker, as described below under "Chief Executive Officer Compensation." In addition, Mr. Yarson received a special grant of 50,000 options in late July, primarily in recognition of his undertaking the additional responsibilities of international marketing and corporate development. For Named Executive Officers other than Mr. Yarson and Mr. Baker, there were no stock options awarded in 1997 except in connection with the July repricing and Performance Stock Option grant. As of December 28, 1997, the Company had outstanding grants covering in total
4,352,523 shares under all of its stock option plans and had 3,845,271 shares available for future grants under its two current plans, the 1996 Equity Incentive Plan and the 1992 Directors Nonqualified Plan. The 1996 Equity Incentive Plan is administered by the Committee, which has the authority to determine the grantees, the exercise price, the number of shares subject to each option, the time or times during which all or a portion of each option may be exercised, and the other provisions of each option. Stock options are generally granted at the fair market value of the Common Stock on the date of grant, and they lapse if not exercised within ten years from the date of grant. Options granted to employees typically vest ratably over a period of five years, and options granted to non-employee directors vest ratably over a five-year period in the case of the initial grant, and over a one-year period for subsequent annual grants.

Base Salary

  In setting the base salary levels for each executive officer, the Committee refers to a survey of biotechnology and biopharmaceutical companies (the "Peer Group"), as well as other available information on the base salaries of executive officers in Peer Group companies. The Hambrecht & Quist Healthcare Sector Index, which is used in the Performance Graph following the Committee's report, included 130 companies in 1997, more than 30 of which are in the Peer Group survey. Other factors considered in establishing salaries include internal performance reviews, the level of the executive's responsibilities and the value of the executive's job in the marketplace, in combination with overall compensation recommendations from management. To remain competitive, the Company's base salary ranges and salaries generally fall within the broad mid-range of the Peer Group. Quantitative factors, such as length of service and the
Committee's review with management of an individual's contribution toward the achievement of the Company's overall annual strategic goals, are also taken into account in approving specific base salaries.

Bonus Awards and Restricted Stock

  The  Company awards bonuses to certain executive officers under
annual   Management  Incentive  Plans  ("MIPs"),  which   include
performance goals approved by the Committee. The amount of these bonuses is determined by the Committee depending upon whether the Company has met or exceeded these goals. The Committee also
retains   the   discretion  to  consider   other   criteria   and
achievements  in  determining the range  of  any  bonuses  to  be
awarded.   The  1997 MIP was approved by the Committee  in  March
1997 and provided specific corporate goals, as well as weighting for group and individual performance. For 1997, as reflected in the table entitled "Summary Compensation Table," the Company paid year-end bonuses to executive officers, including the Named Executive Officers, based on the Company's performance against its 1997 goals and each individual's contribution to that
performance.   The  Company's achievements for 1997,  which  were
also considered in determining the Chairman and Chief Executive Officer's bonus, included that the VENTUS(TM) Phase III trial had
been   completed   and  analyzed  according  to  schedule;   that
additional European approvals had been received for ABELCET(R); that unit sales of ABELCET(R) had continued to grow despite the introduction of competing products in the US market and that total revenues from ABELCET(R) had continued to grow, though at a slower rate due to the price reduction made in response to
competitive   pressures;  that  the  Company   had   successfully
negotiated an alliance with Wyeth-Ayerst International for the distribution of ABELCET(R) in major European countries; that the Company had regained the rights to EVACET(TM) from Pfizer and had expeditiously assumed responsibility for completion and data management of the ongoing clinical trials; and that the Company had protected its cash position by obtaining additional capital from Ross Financial, as well as lines of credit from Pfizer and
GE Capital. However, the amount of the 1997 bonuses to Mr. Baker and the other Named Executive Officers was less than in the prior year due primarily to the failure to achieve revenue goals for
ABELCET(R).   The bonuses paid to the executive officers under  the
1997 MIP, which were paid partly in cash and partly in restricted Common Stock, averaged 11% of the recipient's year-end base salary.

  Awards covering a total of 14,750 shares of restricted Common Stock were granted to executive officers of the Company under the 1997 MIP. The granting of restricted stock awards was authorized by the Company's 1996 Equity Incentive Plan (the "1996 Plan"), which was approved by the stockholders in May 1996. The shares of restricted stock are not transferable and are subject to forfeiture if the executive leaves the Company except due to retirement or death before the restrictions lapse. For restricted stock granted under the 1995 and 1996 MIPs, the restrictions lapse as to one-third of the shares granted on each of the first three anniversaries of the date of grant. For restricted shares granted under the 1997 MIP, the restrictions lapse as to one-half of the shares granted on the first anniversary of the date of grant, and as to the remainder of the shares on the second anniversary of the date of grant. The owner of restricted shares has the right to vote these shares, and is entitled to receive any distributions made to holders of shares of Common Stock.

  As noted above, additional restricted stock awards were made in 1998 under the Employee Retention Program, but since these were not based on performance goals for 1997, they are not reported in this Proxy Statement as 1997 compensation. However, they are included in the shareholdings reported as of February 25, 1998, in the "Stock Ownership" section of this Proxy Statement.

  The Company does not currently have specific target ownership levels for equity holding in the Company by executive officers and other key employees, although increasing share ownership by executive officers is an additional advantage of stock options and restricted stock over some other forms of incentive compensation.

Chief Executive Officer Compensation

  The Committee determines Mr. Baker's salary and stock options based on an annual review conducted in the last quarter of each
year.   When Mr. Baker joined the Company in December  1989,  the
Company entered into an employment agreement with him, which was renewed on June 1, 1995. The agreement provides that Mr. Baker will receive a designated annual base salary, which may be increased from time to time by the Committee. During 1997, Mr. Baker's base salary was $375,000, which represented an increase of $25,000 over his base salary in effect as of the end of 1996. This increase reflected a review of salary data for chief executive officers of various companies in the Peer Group and was in recognition of Mr. Baker's contribution to the Company's continued success in commercializing ABELCET(R), regaining rights to EVACET(TM), advancing the Company's other development programs and maintaining its financial strength in 1997. Based on these same considerations, and to provide added potential rewards for increasing stockholder value, the Committee also awarded Mr. Baker 75,000 stock options. This was larger than his option award in  the prior year as an acknowledgment of the key roll played by
Mr.   Baker  in  redirecting  the  Company's  efforts  after  the announcement of the VENTUS(TM) results, and as an added inducement for him to remain in his position after expiration of his employment agreement in May 1998.

  Mr. Baker's employment agreement provides that, upon the achievement of certain objectives to be set by the Committee annually, he is entitled to receive a cash bonus. For 1997, Mr. Baker's bonus, like the bonuses paid to other executive officers, was determined under the 1997 MIP after the end of the year. The 1997 objectives were the same as those discussed under "Bonus Awards and Restricted Stock" above. Based upon the partial achievement of these objectives, among others, the Committee awarded Mr. Baker a cash bonus of $40,000, which represented a portion of his target bonus for the 1997 fiscal year. Mr. Baker did not receive any portion of his 1997 bonus in restricted stock. In addition, Mr. Baker is entitled to receive the same standard benefits other Company executives receive.

  Other aspects of Mr. Baker's employment agreement are discussed in the section of this Proxy Statement entitled "Employment
Agreements."

Deductibility Cap on Executive Compensation

  Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain stockholder approval and other requirements are met. The Committee believes that awards designated as "Section 162(m)
Awards" and stock options granted under the 1996 Plan will qualify for this exemption. The Committee anticipates that amounts paid as cash compensation will continue to be fully deductible because the amounts are expected to be less than the $1 million threshold.

Summary

 In summary, the Committee believes that the option repricing and other special measures taken in 1997 to maintain the stability of the Company's management team were in the best interests of the Company and its stockholders. Through stock-based incentives, and cash compensation, the Committee has succeeded in maintaining a well-qualified, highly motivated management team to provide the continuing leadership needed for the Company to achieve its future goals.

James Andress
Robert F. Hendrickson
Joseph T. Stewart, Jr.
Horst Witzel, Dr.-Ing

Members of the Nominating and Compensation Committee
March 12, 1998


Compensation Committee Interlocks and Insider Participation

No person who served on the Compensation Committee or the Nominating and Compensating Committee during 1997 was an officer or employee or former officer or employee of the Company, and there were no other relationships requiring disclosure under applicable SEC rules.


 Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph, the Report of the Nominating and Compensation Committee on Option Repricing, and the Report of the Nominating and Compensation Committee on Executive Compensation shall not be incorporated by reference into any such filings.


Performance Graph



   The graph below summarizes the total cumulative return experienced by the Company's stockholders from 1992 through 1997, compared to the Nasdaq Total Return Index of U.S. Companies (the "Nasdaq U.S. Stock Index") and the Hambrecht & Quist LLC Healthcare Sector Index (the "H & Q Healthcare Sector Index"). As stated in prior proxy statements, the Company believes that the Nasdaq U.S. Stock Index is an appropriate index to use as a broad based comparative measure of the Company's performance, as it incorporates the stocks of many companies whose size and stage of development are similar to those of the Company.


                             1992   1993  1994  1995  1996  1997
The Liposome Company, Inc.    100     56    71   170   169    39
Nasdaq U.S. Stock Index       100    115   112   159   195   240
H&Q Healthcare Sector Index   100     78    78   132   136   158


Directors' Compensation

 Directors who are not employees of the Company receive an annual retainer of $1,000 per quarter. In addition, during 1997, such directors received $2,000 for each Board meeting attended in person, and $500 for each telephonic Board meeting attended. A director who participates in a regular Board meeting by telephone receives $1,000. In November 1997, the Company approved the payment of fees for attendance at meetings of committees of the Board of Directors other than those that are held on the same day as a Board meeting. For a meeting held the day before a Board meeting, committee members receive $500 if they attend in person, and for meetings held at other times (except the day of a Board meeting), the fee is $1,000 for attendance in person. For telephonic meetings of Board committees, and for participation by telephone in a regular meeting, members receive a fee of $500.

 Dr. Weissmann and Dr. Samuelsson are consultants to the Company. In the fiscal year ended December 28, 1997, the Company paid $47,500 in fees to Dr. Weissmann for his services as Chairman of the Company's Cell Adhesion Scientific Advisory Board and Cancer Scientific Advisory Board and for consulting services related to patent litigation. Dr. Samuelsson received $8,000 in fees for his services as a member of the Company's Cell Adhesion Scientific Advisory Board and a $10,000 honorarium as the keynote speaker at the opening ceremony for the Indianapolis manufacturing plant.

  The Company believes that it is very important that it be able to continue to attract the highest caliber of persons to serve as non-employee directors. To do so, the Company must be able adequately to compensate the directors for the responsibility and risk they assume. Since the Company does not offer directors the levels of cash compensation they would normally receive for a directorship of a larger pharmaceutical or other industrial company, stock options offer an appropriate way to partially compensate directors and allow them to share as stockholders in the ultimate success of the Company. The 1991 Directors' Nonqualified Stock Option Plan (the "Directors' Plan"), which was adopted by the stockholders in 1992, constitutes a key element of the Company's long-term program to attract and compensate non-employee directors.

  The Directors' Plan provides that options to purchase 10,000 shares of Common Stock are automatically granted on July 1 of each year from 1991 until 2001 to each non-employee director. These grants are fully vested on the first anniversary of the date of grant. In addition, each new director receives an initial grant of 10,000 shares, which vests in equal installments over a five-year period.

 As of February 25, 1998, there were eight non-employee directors participating in the Directors' Plan. There were eight grants of options to acquire an aggregate of 80,000 shares of the Company's Common Stock during fiscal year 1997 under the Directors' Plan at an exercise price of $8.560 per share. Although the exercise prices of options granted to directors in recent years are significantly above the current market price, these options were not included in the 1997 option repricing due to limitations contained in the Directors' Plan.


PROPOSAL 2.  APPOINTMENT OF INDEPENDENT ACCOUNTANTS



  The Board of Directors of the Company proposes that its appointment of the firm of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 27, 1998, be ratified by the stockholders. If not otherwise specified, proxies will be voted in favor of the ratification of the appointment. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Company's Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF
THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT  OF
1934



  Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and executive officers of the Company are required to file reports with the SEC indicating their holdings of and transactions in the Company's equity securities. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 28, 1997, all current directors and executive officers filed all required reports on a timely basis, except that Mr. Feiner filed one late report regarding the purchase of 500 shares of Common Stock for his daughter.


EXPENSE OF SOLICITATION



 The Company expects to solicit proxies by mail and by telephone, and it has retained Corporate Investor Communications to provide proxy solicitation services, at a cost of approximately $4,000. In addition, directors, officers and regular employees of the Company may also solicit in person, by telephone or telegram. All expenses in connection with the solicitation of proxies will be borne by the Company. Arrangements will be made by the Company for the forwarding, at the Company's expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals.


STOCKHOLDER PROPOSALS



  To be considered for presentation to the Annual Meeting of Stockholders to be held in 1999, a stockholder proposal must be received by Carol J. Gillespie, Vice President, General Counsel and Secretary, The Liposome Company, Inc., One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540, not later than December 14, 1998.


OTHER MATTERS



 The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.





WHETHER  OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL  MEETING,
YOUR VOTE IS IMPORTANT.  ACCORDINGLY, PLEASE COMPLETE, SIGN  AND
RETURN YOUR PROXY PROMPTLY.